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                                                                    EXHIBIT 23.3



The Managing Board of
AGCO Finance LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 of the AGCO Corporation Amended and Restated Long-term Incentive Plan (LTIP III) of our report on the December 31, 2000 and 1999 balance sheets and the related statements operations, changes in members' equity and cash flows for each of the years in the two-year period ended December 31, 2000 of AGCO Finance LLC dated January 26, 2001, which appears in the Annual Report on Form 10-K of AGCO Corporation for the year ended December 31, 2001.



                                  /s/ KPMG LLP

March 29, 2002